EXHIBIT (a)(2)

INTERLINK ELECTRONICS, INC.

OFFER TO EXCHANGE OPTIONS

ELECTION FORM

I am an employee or director of Interlink Electronics, Inc. or one of its subsidiaries. I have received and read the Offer to Exchange, dated July 9, 2002, the Election Form and Notice to Change Election From Accept to Reject (together, as they may be amended from time to time, constituting the “Offer”), offering to eligible employees and directors the opportunity to exchange certain outstanding stock options that have an exercise price per share equal to or greater than $15.00 (“Old Options”), for the promise to grant new options (“New Options”) exercisable at the fair market value six months and one day after the date any tendered Old Options are cancelled. If the tendered Old Options are cancelled on August 8, 2002, as currently expected, the New Options will be issued on or about February 10, 2003. The New Options will be issued under Interlink Electronics, Inc.’s 1996 Stock Incentive Plan. This Offer expires at 5:00 p.m., Pacific time, on August 7, 2002.

I understand that if I elect to cancel my Old Options in exchange for the promise to issue a New Option, the number of shares will remain the same and the original vesting schedule for the Old Options will be applied to the New Option. I understand that for each option I cancel, I lose my right to all outstanding unexercised shares under that option. I have read the Offer and understand that I will not receive the New Options if employment is terminated for any reason, including death or disability, before six months and one day after the date any tendered Old Options are cancelled.

By accepting this Offer, I acknowledge that: (i) my acceptance of the Offer is voluntary; (ii) my acceptance of the Offer shall not create a right to further employment with my employer and shall not interfere with the ability of my employer to terminate my employment relationship at any time with or without cause; and (iii) the Offer, the Old Options and the New Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

I UNDERSTAND THAT THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT AND THAT THE NEW OPTIONS WILL ONLY BE INCENTIVE STOCK OPTIONS TO THE EXTENT THEY QUALIFY AS INCENTIVE STOCK OPTIONS UNDER THE TAX LAWS ON THE DATE OF GRANT. I AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER.

Subject to the above understandings, I would like to participate in the Offer as indicated below. I HAVE READ AND FOLLOWED THE INSTRUCTIONS ATTACHED TO THIS FORM.

Please check the box and note the grant date and grant number of each stock option grant with respect to which you agree to have such grant cancelled and replaced pursuant to the terms of this Election Form.

You may change the terms of your election to tender options for exchange by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the expiration date of 5:00 p.m., Pacific time, on August 7, 2002.

☐  Yes, I wish to tender for exchange each of the options specified below (and on any additional sheets which I have attached to this form):

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option that you Intend to Exchange.

☐  I have attached an additional sheet listing my name and any additional grants I wish to cancel.

I understand that all of these options will be irrevocably cancelled on August 8, 2002, if the company (i) accepts the options tendered by me or (ii) does not extend the offer.

Employee Signature
Employee Name (Please Print)

Identification number

Date and Time:             , 2002     :        .m., Pacific time

RETURN TO MICHELLE LOCKARD NO LATER THAN 5:00 P.M., PACIFIC TIME, ON AUGUST 7, 2002 VIA FACSIMILE AT (805) 484-8989 OR HAND DELIVERY. INTERLINK WILL CONFIRM RECEIPT WITHIN 48 HOURS.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form.

A properly completed, dated and executed original of this Election Form (or a facsimile of it), and any other documents required by this Election Form, must be received by Michelle Lockard either via hand delivery or via facsimile (fax #(805) 484-8989) on or before 5:00 p.m., Pacific time, on August 7, 2002 (the “Expiration Date”).

THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. YOU MAY HAND DELIVER YOUR ELECTION FORM TO MICHELLE LOCKARD AT INTERLINK ELECTRONICS, INC. (THE “COMPANY”), OR YOU MAY FAX IT TO HER AT THE NUMBER LISTED ON THE FRONT COVER OF THIS ELECTION FORM. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Tenders of options made through the Offer may be withdrawn at any time before the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept your validly tendered options promptly after the expiration of the Offer, unless the Company accepts your tendered options before 9:01 p.m., Pacific time, on September 3, 2002, you may withdraw your tendered options at any time after 9:01 p.m., Pacific time, on September 3, 2002. To withdraw tendered options you must deliver a signed and dated Notice to Change Election From Accept to Reject, or a facsimile of the Notice to Change Election From Accept to Reject, with the required information to the Company while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any eligible options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions.

Tenders of options made through the offer may be changed at any time before the Expiration Date. If the Offer is extended by the Company beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. To change your election regarding particular tendered options while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions. Upon the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by signing this Election Form (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2.    Inadequate Space.

If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be tendered should be provided on a separate schedule attached to this Election Form. Print your name on this schedule and sign it. The schedule should be delivered with the Election Form, and will thereby be considered part of this Election Form.

3.    Tenders.

If you intend to tender options through the Offer, you must complete the table on this Election Form by providing the following information for each option that you intend to tender:

•	grant number;
•	grant date;
•	exercise price; and
•	the total number of unexercised option shares subject to the option that you intend to exchange.

4.    Signatures on this Election Form.

If this Election Form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person so to act must be submitted with this Election Form.

5.    Other Information on this Election Form.

In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include social security number, tax identification number or national identification number, as appropriate.

6.    Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form may be directed to Michelle Lockard. Ms. Lockard may be reached by telephone at (805) 484-8855. Copies will be furnished promptly at the Company’s expense.

7.    Irregularities.

All questions as to the number of option shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion. The Company’s determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THE ELECTION FORM (OR A FACSIMILE COPY OF IT) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY, ON OR BEFORE THE EXPIRATION DATE.

8.    Additional Documents to Read.

You should be sure to read the Offer to Exchange and all documents referenced therein before deciding to participate in the Offer.

9.    Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information.

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